Exhibit 6.5 under Form N-14

                                    EXHIBIT G

                          INVESTMENT ADVISORY CONTRACT

                 FEDERATED NORTH CAROLINA MUNICIPAL INCOME FUND

        For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to
 .40 of 1% of the average daily net assets of the Fund.

        The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .40 of 1% applied to the daily net assets of the Fund.

        The advisory fee so accrued shall be paid to Adviser daily.

        The right of the adviser as set forth in Paragraph six of this Contract to assume expenses of one or more of the Funds shall also apply as to any classes of the above-named Fund.

        Witness the due execution hereof this 1st day of June, 1999.

                             FEDERATED INVESTMENT
                             MANAGEMENT COMPANY

                             By: /s/Stephen A. Keen
                             Name: Stephen A. Keen
                             Title:  Vice President

                             MUNICIPAL SECURITIES INCOME TRUST

                             By:  /s/John W. McGonigle
                             Name: John W. McGonigle

                             Title:  Executive Vice President and Secretary